UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 27, 2013 (February 22, 2013)

Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

(Address of principal executive offices, zip code)

(312) 344-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Kevin W. Lynch

On February 22, 2013, Kevin W. Lynch, an independent member of the Board of Directors (the “Board”) of First Industrial Realty Trust, Inc. (the “Company”) and Chairman of the Compensation Committee of the Board, tendered his resignation. Mr. Lynch has served as a director since June 1994. His resignation is effective as of February 25, 2013.

2013 Executive Officer Bonus Plan

On February 27, 2013, the Board ratified modifications proposed by its Compensation Committee to the criteria to be used in establishing an incentive bonus pool from which awards may be granted to the Company’s chief executive officer and certain other senior executive officers under the Company’s incentive compensation plan (the “2013 Executive Officer Bonus Plan”). As a result of these modifications, awards under the 2013 Executive Officer Bonus Plan will be based on certain identified thresholds of four performance categories. The categories are (i) funds from operations (“FFO”) per share (using the NAREIT definition) per annum, as FFO may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain extraordinary items, (ii) same store net operating income (“NOI”) growth, (iii) fixed charge coverage ratio and (iv) discretionary objectives (based on financial and non-financial goals determined by the Company’s chief executive officer). The Compensation Committee has assigned weighting factors to each of the newly established performance categories, such that performance in certain categories will have a more pronounced impact on the bonus pool under the 2013 Executive Officer Bonus Plan than will performance in other categories. The Compensation Committee has assigned a 65% weighting factor to the FFO per share category, a 10% weighting factor to each of the same store NOI growth and fixed charge coverage ratio categories, and a 15% weighting factor to the discretionary objectives category.

The Compensation Committee has also established performance targets and thresholds relating to each newly established performance category. Achievement of specified thresholds with respect to each performance category will result in an increase in the incentive pool from which awards may be granted under the 2013 Executive Officer Bonus Plan. Achievement by the Company of specifically identified levels of performance with respect to each performance category will result in funding of the incentive pool for the 2013 Executive Officer Bonus Plan of 25%, 50%, 75%, 100% or 125%, respectively, of the bonus opportunity associated with that performance category. Should performance fall between two identified payout levels, the resulting compensation that may be earned for such performance will be prorated based on linear interpolation.

Item 8.01 Other Events.

On February 27, 2013, the Board approved, and will submit to the Company’s stockholders for approval at our 2013 annual meeting of stockholders (the “Annual Meeting”) certain amendments to the Company’s charter (the “Charter”) that would (i) declassify the Board, (ii) maintain the Company’s existing standard of providing that directors may be removed by the stockholders of the Company only for cause and (iii) make certain other changes designed to update and modernize the Charter (collectively, the “Charter Amendments”). These amendments will be effective only if the Company’s stockholders approve each of the Charter Amendments at the Annual Meeting. If each of the Charter Amendments is approved by our stockholders, at the Annual Meeting all of our directors will stand for election to a one-year term expiring at the 2014 annual meeting, and will stand for election to a one-year term at all annual meetings thereafter.

Also on February 27, 2013, the Board approved certain amendments to the Company’s Amended and Restated Bylaws that would (i) implement a plurality vote standard in contested director elections, (ii) modify the Company’s “advance notice” bylaw to require that notice of stockholder proposals or director nominations to be considered at an annual meeting be provided to the Company not less than 120 days nor more than 150 days prior to the anniversary date of the mailing of the proxy statement relating to the prior year’s annual meeting and (iii) make certain other changes designed to update and modernize the bylaws. These amendments will be effective only if the Company’s stockholders approve each of the Charter Amendments at the Annual Meeting.

Also on February 27, 2013, the Board approved an amendment to the Company’s Corporate Governance Guidelines to add a director resignation policy pursuant to which all of our directors will submit irrevocable contingent resignations prior to each annual meeting. If, in an uncontested election, such director does not receive more votes cast “for” than “against” their election at such annual meeting, our Nominating/Corporate Governance Committee will recommend that, unless the Board determines that acceptance of the resignation of such director would not be in the Company’s best interests, the Board accept such resignation. This amendment to our Corporate Governance Guidelines is also contingent upon stockholder approval of each of the Charter Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil
Name:	Scott A. Musil
Title:	Chief Financial Officer
(Principal Financial Officer)

Date: February 27, 2013